EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

                                                             Nine Months Ended
                                                               September 30,
                                                          ----------------------
                                                            1995         1994
                                                          --------      --------
Net Income .........................................      $167,763      $151,593

Provision for income taxes .........................       103,660        94,609
                                                          --------      --------

Earnings before provision for income taxes .........       271,423       246,202
                                                          --------      --------


Fixed charges:
  Interest and debt expense on indebtedness ........       618,202       437,444
  Interest factor - one third of rentals on
   real and personal properties ....................         5,227         5,857
                                                          --------      --------

Total fixed charges ................................       623,429       443,301
                                                          --------      --------


Total earnings before provision for income
  taxes and fixed charges ..........................      $894,852      $689,503
                                                          ========      ========


Ratio of earnings to fixed charges .................          1.43          1.56